Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVERI HOLDINGS INC.

(a Delaware corporation)

ARTICLE I

The name of this corporation (the “Corporation”) shall be Everi Holdings Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares of capital stock, all of which shall be common stock with a par value of one cent ($0.01) per share (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

ARTICLE V

From time to time, any of the provisions of this Third Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the DGCL or other statutes or laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Third Amended and Restated Certificate of Incorporation are granted subject to this reservation.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws shall so require.

ARTICLE VIII

To the fullest extent permitted by the DGCL as it now exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation.

The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniary or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniary or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that person is a Related Person or is pecuniary or otherwise interested in such contract or transaction is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person or who is pecuniary or otherwise interested in such contract or transaction may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person or were not pecuniary or otherwise interested in such contract or transaction. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated Entity without regard to the fact that such person is also a director, officer, manager, general partner or other fiduciary of such subsidiary or affiliated Entity.

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management X, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo or its affiliates, as the case may be, and (y) the Corporation, to the fullest extent permitted by law, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

This Article X may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this Article X and any other Article or provision of this Third Amended and Restated Certificate of Incorporation, this Article X shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall any employee of the Corporation or any of its subsidiaries be deemed to be a “Covered Manager Person”, and under no circumstances shall the Corporation waive or renounce any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any business opportunities that are presented to any Manager who is also an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee is a director or officer of the Corporation of any of its affiliates.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XIII

The purported sale, assignment, transfer, pledge, grant or exercise of an option to purchase, or other disposition of any interest in shares of capital stock of the Corporation is ineffective unless and until approved by the relevant gaming authorities by which the Corporation or any subsidiary of the Corporation is licensed, approved or otherwise found suitable, or required to be licensed, approved or otherwise found suitable under applicable gaming laws (the “Applicable Gaming Authorities”). If at any time the Applicable Gaming Authorities find that a holder of any interest in shares of capital stock of the Corporation is unsuitable to hold any interest in shares of capital stock of the Corporation, upon receipt by the Corporation of notice from the Applicable Gaming Authorities of that fact, the Corporation shall, within ten (10) days from the date that it receives the notice from the Applicable Gaming Authorities, take actions to ensure compliance with applicable law, which may include returning to the unsuitable stockholder the amount of his, her or its capital account as reflected on the books of the Corporation or such stockholder shall dispose of such interest in shares of capital stock of the Corporation as provided by the gaming laws of the jurisdiction in which the relevant Applicable Gaming Authorities have jurisdiction. Beginning on the date when the Applicable Gaming Authorities serves notice of a determination of unsuitability, the unsuitable stockholder shall not be entitled: (i) to receive any dividend or interest in shares of capital stock or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of the Corporation, other than a return of capital; (ii) to exercise directly or through a proxy, trustee or nominee, any voting rights conferred by such shares of capital stock; (iii) to participate in the management of the business and affairs of the Corporation; or (iv) to receive any remuneration in any form from the Corporation or from any company holding a gaming license, for services rendered or otherwise. Any stockholder that is found unsuitable by the Applicable Gaming Authorities shall return all evidence of any ownership in the Corporation to the Corporation, and the unsuitable stockholder shall cease to have any direct or indirect interest in the Corporation.

Notwithstanding anything to the contrary expressed or implied in this Third Amended and Restated Certificate of Incorporation, to the extent permitted by applicable gaming laws and the Applicable Gaming Authorities, if a stockholder has been found by the Applicable Gaming Authorities to be unsuitable, the Corporation shall have the right to take actions to ensure compliance with applicable law, which may include the right to redeem, or the unsuitable stockholder shall dispose of, the unsuitable stockholder’s interest in shares of capital stock in the Corporation as may be provided in the Corporation’s Bylaws.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of this Corporation, has executed, signed and acknowledged this Certificate of Incorporation as of this 1st day of July, 2025.

/s/ Randy L. Taylor
Name: Randy L. Taylor
Title: Chief Executive Officer

[Signature Page to Everi Holdings Inc. — Third Amended and Restated Certificate of Incorporation]